Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Revlon, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-116160 and 333-147955) and on Form S-3 (No. 333-169223 and 333-141545) of Revlon, Inc. of our reports dated March 28, 2019, with respect to the consolidated balance sheets of Revlon, Inc. and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of operations and comprehensive (loss) income, stockholders’ deficiency and cash flows for each of the years in the two-year period ended December 31, 2018, and related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10-K of Revlon, Inc.

Our report dated March 28, 2019, on the effectiveness of internal control over financial reporting as of December 31, 2018, expresses our opinion that Revlon, Inc. and subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2018 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states:

(i)
the Company did not perform an effective continuous risk assessment process that adequately identified and assessed risks affecting the Company’s internal controls over financial reporting associated with the implementation of its new ERP system in the U.S.;

(ii)
the Company did not maintain a sufficient number of knowledgeable, trained personnel in the U.S. operations impacted by the ERP system implementation and in various other operations across the Company who understood and were held accountable for their assigned responsibilities for the design, implementation and operation of  internal controls over financial reporting; and

(iii)
as a result, the Company did not design, implement and consistently operate effective process-level controls to ensure that it appropriately (a) recorded and accounted for inventory, accounts receivable, net sales and cost of goods sold, (b) reconciled balance sheet accounts, (c) reviewed and approved the complete population of manual journal entries and (d) used complete and accurate information in performing manual controls.

/s/ KPMG LLP

New York, New York

March 28, 2019